Exhibit 10.27

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement (“Agreement”) is entered into by Brian J. van Helden ("Employee") and Roadrunner Transportation Systems, Inc. (“Employer”) (collectively, "the Parties");

Whereas, Employer has decided to terminate Employee’s employment without Cause;

Whereas, the Parties wish to conclude their employment relationship amicably, with Employee receiving the severance benefits noted in Employee’s March 19, 2010 Employment Terms letter (the “Employment Letter”) with Employer;

Whereas, in connection with his employment with Employer, Employer granted to Employee pursuant to Employer’s 2010 Incentive Compensation Plan (the “Plan”) a stock option (the “Stock Option”) to purchase 189,702 shares of Employer’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to a Stock Option and Shareholders’ Agreement dated April 9, 2007, between Employer and Employee (the “Option Agreement”);

Whereas, in connection with his employment with Employer, Employer granted to Employee pursuant to the Plan (i) 6,447 restricted Stock Units pursuant to a Restricted Stock Unit Agreement dated on or about March 1, 2011, (ii) 7,259 restricted Stock Units pursuant to a Restricted Stock Unit Agreement dated on or about February 22, 2012, (iii) 10,704 restricted Stock Units pursuant to a Restricted Stock Unit Agreement dated on or about February 20, 2013, and (iv) 12,490 Restricted Stock Units pursuant to a Restricted Stock Unit Agreement dated on or about February 21, 2014 (such restricted Stock Units, collectively, the “RSUs,” and such Restricted Stock Unit Agreements, collectively, the “RSU Agreements”);

Whereas, in connection with his employment with Employer, Employer granted to Employee pursuant to the Plan a target number of 19,642 performance-based Restricted Stock Units (the “PRUs”) pursuant to a Performance Restricted Stock Unit Agreement dated on or about February 18, 2015 (the “PRU Agreement”);

NOW, THEREFORE, it is hereby agreed by and between the Parties as follows:

1. Termination of Employment Relationship
Employee was provided with written notice effective June 9, 2015 that his employment with Employer will terminate effective immediately on June 9, 2015 (“Separation Date”). Employer agrees to provide Employee ninety (90) days’ pay following the Separation Date, in satisfaction of the notice period, per the Employment Letter.
2. Equity Acknowledgements
Employee acknowledges and agrees as follows:

(a)
Stock Options. As of the Separation Date, 86,468 shares of Common Stock subject to the Stock Option are vested and unexercised, and Employee has sixty (60) days from the Separation Date to exercise such unexercised portion of the Stock Option pursuant to the terms of the Option Agreement. Employee’s further rights and obligations regarding the Stock Option are as described in the Option Agreement as well as the Plan.

(b)	RSUs. As of the Separation Date, 16,537 of the RSUs are unvested (the “Unvested RSUs”).

(c)	PRUs. As of the Separation Date, all of the PRUs are unvested and, pursuant to the PRU Agreement, all of such PRUs will be forfeited, terminated, expire, lapse and be null and void.

3. Payment and Benefits

(a)
Severance Payments: Employee will be paid wages earned through the Separation Date and any unused but accrued vacation time regardless of whether or not he signs this Agreement. Employee will also be paid wages and benefits during the notice pay period of June 9, 2015 through and including September 7, 2015 (the “Notice Pay Period”), regardless of whether or not Employee signs this Agreement. No other amounts are due and owing or will be paid to Employee other than those contained within this Agreement.

If Employee signs this Agreement, per the terms of the Employment Letter, Employer agrees to pay Employee his present base salary for twelve (12) months following the end of the Notice Pay Period, pursuant to Employer’s normal payroll procedures (“Severance Payments”). For purposes of clarity, Severance Payments will cover the period September 8, 2015 and continue until September 7, 2016. The Severance Payments will have the same taxes and governmentally-mandated withholdings deducted.

(b)
Welfare Benefit Coverage: If Employee signs this Agreement, and timely elects to receive COBRA benefits, then per the terms of the Employment Letter Employer agrees that Employee, and/or Employee’s family as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefits plans, practices, policies, and programs provided by Employer (including medical and life plans and programs) as Employee participated in as of the Separation Date up to and including September 7, 2016. Employer agrees to continue to pay the Employer share for existing coverage under the medical, dental, and vision plan, and likewise Employee agrees to pay the Employee share, if any, for this coverage and will make payments on a monthly basis. In the event Employee obtains other welfare benefit coverage between the Separation Date and September 7, 2016, and Employee wishes to terminate coverage under the Employer’s plan, then Employee may provide notice of Employee’s election to terminate coverage and no further payments shall be due under this provision.

(c)
Restricted Stock Units: If Employee signs this Agreement, Employer agrees that, notwithstanding any provision of the RSU Agreements to the contrary, but subject to Employee’s compliance with all of the applicable terms of this Agreement, including without limitation Paragraphs 6 and 7 hereof, on September 7, 2016, the Unvested RSUs will vest and become ”Vested Units” (as such term is defined in the RSU Agreements). Employer and Employee agree that any provision in the RSU Agreements contrary to this Section 3(c) shall be deemed amended. Employee’s further rights and obligations regarding the RSUs are as described in the RSU Agreements as well as the Plan. In addition, each RSU Agreement shall be deemed amended to include the following as Section 11(c):

(c)     6 Month Delay for Specified Employees.
(i) If the Recipient is a “specified employee”, then no payment or benefit that is payable on account of the Recipient’s “separation from service”, as that term is defined for purposes of Section 409A of the Code, shall be made before the date that is six months after the Recipient’s “separation from service” (or, if earlier, the date of the Recipient’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.
(ii) For purposes of this provision, the Recipient shall be considered to be a “specified employee” if, at the time of his separation from service, the Recipient’s is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock of which is publicly traded on an established securities market or otherwise.

(d)
Unemployment Compensation: Employer will not contest Employee’s application for unemployment compensation benefits should Employee make application after September 7, 2015, except that should Employee sign this Agreement and not revoke, Employer will report the Severance Payments as wages through September 7, 2016.

4. Release
Employee does hereby fully and forever discharge and release Employer, its owners, stockholders, officers, directors, agents, employees, representatives, attorneys, affiliates, subsidiaries, related or parent entities (and officers, directors, agents, employees, representatives and attorneys of such affiliates, subsidiaries, related or parent entities), insurers, predecessors, successors, heirs and assigns (“Released Persons and Entities”) from any and all actions, causes of action, charges, complaints, claims, attorneys’ fees, demands, damages, costs, expenses or compensation of any kind or character whatsoever which Employee has, had or might have been able to assert or claim based on any action, omission or conduct of any kind, known or unknown, on the part of the Released Persons and Entities from the beginning of time up to the date of this Agreement. By way of example only and without in any way limiting the generality of the foregoing language, Employee’s release shall include any claims for relief or causes of action under the Age Discrimination in Employment Act, as amended, 29 U.S.C. sec. 621, et seq., including the Older Workers Benefit Protection Act of 1990; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. sec. 2000e, et seq.; the Americans With Disabilities Act of 1991, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. secs. 791, 793 and 794; the Worker Adjustment and Retraining Notification Act; the Civil Rights Enforcement Statutes, 42 U.S.C. secs. 1981 through 1988; Employee Retirement Income Security Act of 1974, 29 U.S.C. sec. 1001, et seq.; the National Labor Relations Act; 29 U.S.C. sec 151, et seq.; the Fair Labor Standards Act of 1938, 29 U.S.C. § 201 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Sherman Act, as amended, 15 U.S.C. §1 et seq.; the Clayton Act, as amended, §15 U.S.C. §12 et seq.; the Wisconsin Fair Employment Act, and any other federal, state or local statute, ordinance, or regulation dealing in any respect with discrimination, retaliation or termination of employment, restraint of trade, and, in addition, from any claims, demands, or actions brought on the basis of alleged wrongful or retaliatory discharge, breach of an implied or express contract, misrepresentation, defamation, interference with contract or intentional or negligent infliction of emotional distress, damage to business or professional reputation, conspiracy, negligence, invasion of privacy, or any other intentional tort or negligence claim or contract claim of any sort under the common law of any state or other jurisdiction. Employee intends in executing this Agreement that it shall be effective as a bar to each and every claim, demand, and cause of action Employee may have at the time of the execution of this Agreement. Employee further understands, acknowledges and agrees that, by signing this Agreement, Employee is giving up all rights which Employee or Employee’s successors, assigns, spouse, children or any other third party may have to bring a claim or cause of action arising out of or related to Employee’s employment or employment separation, and that Employee voluntarily does so.

This Agreement shall serve as a bar to any claims relating to the matters generally and specifically released above, except charges filed with the Equal Employment Opportunity Commission (“EEOC”). With regard to any claims filed by Employee or on behalf of Employee with any court or agency, Employee shall take whatever actions are necessary to effect the dismissal with prejudice of any and all claims Employee has against Employer, including but not limited to the execution of additional documents to cause the expeditious dismissal of such charge or suit with prejudice. If any charges are filed or have been filed with the EEOC, Employee shall take whatever actions are necessary to effect the dismissal with prejudice of any and all EEOC charges employee has against Employer, including but not limited to the execution of additional documents to cause the expeditious dismissal of such charge with prejudice; and, should the EEOC pursue a claim on Employee's behalf, Employee hereby waives and releases any right or claim to recovery thereunder. This Agreement does not otherwise bar Employee from participating in an EEOC investigation.
5. Return of Employer Documents and Property
Employee agrees that Employee has turned over to Employer all files, memoranda, records, and other documents (including any of the foregoing which are electronically stored), and any physical or personal property which Employee received from Employer and which are the property of Employer.

6. Non-Disparagement
Employee agrees that Employee will not communicate in any manner, anything negative regarding the Released Persons and Entities. Employer agrees that in response to any request for a reference, Employer will only confirm dates of employment and position held. Employee will direct any requests for reference to Employer’s Human Resources Department.

7. Non-Solicitation and Non-Disclosure

(a)    Non-solicitation of Employees: Employee agrees, for the period of fifteen (15) months after the Separation Date, that he will not directly or indirectly solicit any of Employer’s employees for a competing business, or otherwise induce or attempt to induce such employees (either current employees or who were employed with Employer for the six (6) month period preceding the Separation Date) to terminate their employment with Employer.

(b)    Non-solicitation of Customers: For a period of fifteen (15) months following the Separation Date, Employee shall not, directly or indirectly, call on, solicit, take away, or attempt to call on, solicit, or take away any business with Employer from any entity that tenders freight to Employer or any entity for which Employer transports freight (either a current entity or one whom did business with the Employer for the twelve (12) month period preceding the Separation Date). This provision shall not prohibit Employee from working directly for any such entity as an employee, consultant, or independent contractor during this non-solicitation period.

(c)    Non-solicitation of Vendors/Agents: For a period of fifteen (15) months following the Separation Date, Employee shall not, directly or indirectly, call on, solicit, take away, or attempt to call on, solicit, or take away any entity that Employer has contracted with to transport freight of an Employer customer (a vendor) or any entity that Employer uses to coordinate the transportation of freight with an Employer customer (an agent) (either a current vendor or agent or one whom did business with the Employer for the twelve (12) month period preceding the Separation Date). This provision shall not prohibit Employee from working directly for any such entity as an employee, consultant, or independent contractor during this non-

solicitation period.

(d)    Non-Disclosure of Confidential Information: Employee agrees for a period of three (3) years following the Separation Date to maintain the confidentiality of “Confidential Information.” Confidential Information is defined as information (to the extent it is not a Trade Secret), whether oral, written, recorded, magnetically or electronically or otherwise stored, and whether originated by Employee or otherwise coming into the possession or knowledge of Employee, which is possessed by or developed for Employer and which relates to Employer’s existing or potential business, which information is not reasonably ascertainable by Employer’s competitors or by the general public through lawful means, and which information Employer treats as confidential, including but not limited to information regarding Employer’s business affairs, plans, strategies, products, designs, finances, computer programs, research, customers, purchasing, marketing, and other information. Employee agrees to never disclose Employer Trade Secrets, as that term is defined under the Uniform Trade Secrets Act. This prohibition does not prohibit Employee’s use of general skills and know-how acquired during and prior to employment by Employer, as long as such use does not involve the use or disclosure of Confidential Information. This prohibition also does not prohibit the description by Employee of Employee’s employment history and duties, for work search or other purposes, as long as such use does not involve the use or disclosure of Confidential Information.

8. Enforcement
This Agreement does not bar actions or proceedings instituted for the sole purpose of enforcing the provisions of this Agreement. Any violation of the provisions of this Agreement by Employee would allow Employer to revoke this Agreement and require Employee to immediately reimburse Employer in full for the Severance Payments.
9. Non-Admission
Employer’s or Employee’s participation in this Agreement is not to be construed as an admission of any wrongdoing or liability whatsoever by or on behalf of either Party. This Agreement is intended for the sole purpose of resolving any issues between the Parties concerning Employee’s employment and separation of employment from Employer. It is not intended for any other purpose and shall not be used by any other party for another reason.

10. Confidentiality
Employee shall not disclose the terms of this Agreement to any third party (except Employee’s spouse) without the written consent of Employer, except for the purpose of enforcing this Agreement, for the purpose of consulting with an attorney or accountant for legal or tax advice concerning this Agreement, or pursuant to legal process or as otherwise required by law, rule or regulation. In addition, Employee may disclose to a prospective employer the restrictions he has agreed to in Section 7.

11. Waiver of Future Employment
Employee agrees that Employee’s employment with Employer has ended, and Employee acknowledges that Employee has received all wages, compensation, benefits, and other amounts to which Employee was entitled because of Employee’s employment with Employer. Employee affirmatively represents that Employee has no interest in returning to employment with Employer, and Employee understands that Employer has made the determination that Employee is not eligible for rehire. Employee therefore agrees that Employee will not apply or reapply for employment, reemployment, or reinstatement with Employer, and Employee waives any right to seek such employment, reemployment, or reinstatement. Employee further agrees that the execution of this Agreement is good and sufficient cause for Employer to reject any such application for employment, reemployment, or reinstatement.
12. Separability
Each provision of this Agreement is separate and severable. If any provision of this Agreement is held invalid by any court, agency or tribunal, that provision shall be modified to the minimum extent necessary to make it valid, and shall not impair the validity of any other provision of this Agreement, which shall remain in full force and effect. This Agreement shall be interpreted in accordance with the laws of the State of Delaware.

13. Entire Understanding
This Agreement constitutes the entire understanding between the Parties concerning Employee’s employment with Employer and related entities, and supersedes all prior agreements, representations, practices, and understandings between the Parties, including without limitation, any prior employment agreement Employee may have had with Employer or any of its related entities, the provisions of any personnel documents, handbooks or policies and any prior customs or practices of Employer with respect to business, severance pay, fringe benefits, or otherwise. Employee remains entitled to any 401(k) plan benefits, etc. per the applicable plan document.

14. Employee acknowledges that:

(a)	Employee has read this Agreement, understands its contents and agrees to its terms and conditions of Employee’s own free will;

(b)	Employee has been advised by Employer to consult with an attorney prior to signing this Agreement, has been advised in writing to do so, and has had the opportunity to do so;

(c)	The Agreement is signed in exchange for an amount to which Employee would otherwise not be entitled;

(d)
Employee understands that the Agreement includes a final general release at Paragraph 4 and that Employee can make no further claims against the Released Persons and Entities in connection with the events described in the release;

(e)	Employee has been given twenty one (21) days to consider whether to accept and sign this Agreement;

(f)
Employee has seven (7) days after signing the Agreement within which to revoke acceptance of it, by sending a written document stating that Employee wishes to revoke acceptance of this Agreement to Paul Hoff, Vice President of Human Resources, Roadrunner Transportation Systems, Inc., 4900 S. Pennsylvania Avenue, P.O. Box 8903, Cudahy, WI 53110; and

(g)	This Agreement will not become effective or enforceable (the “Effective Date”) until the expiration of the revocation period referenced in Paragraph 14(f).

Employee:

By:	/s/ Brian J. van Helden	6/10/2015
	Brian J. van Helden	Date

Roadrunner Transportation Systems, Inc.

By:	/s/ Mark A. DiBlasi	6/10/2015
	Mark A. DiBlasi	Date